Exhibit 10.1

English Translation

Book Sales Contract

Contract No.: FSF-HT2026-001

Parties

Party A / Supplier	Party B / Purchaser
Jiangxi Huizuoye Education Technology Co., Ltd.
Unified Social Credit Code: 91360106MA3AC0N38H
Contact Address: Zone C, Zhejiang University Science and Technology Park, No. 698 Jingdong Avenue, Nanchang High-Tech Industrial Development Zone, Nanchang, Jiangxi Province
Contact: Zhao Cong
Telephone: 0791-88112229	Nanjing Fanshufang Culture Technology Co., Ltd.
Unified Social Credit Code: 91320113MA1R8L8Q87
Contact Address: Room 1608, 16/F, Block A2, Shimao Center Building, No. 67 Shanxi Road, Gulou District, Nanjing
Contact: Wei Bowen
Telephone: 15380832044

Pursuant to the Civil Code of the People’s Republic of China and other relevant laws and regulations, in connection with Party B’s purchase of books from Party A, Party A and Party B, after friendly consultation, have reached consensus and entered into this Contract for mutual compliance.

1. Products for Sale

Party A and Party B shall cooperate with respect to certain books selected from Party A’s books that are included in the National Recommended Catalogue for Primary and Secondary School Libraries (Rooms) compiled by the Ministry of Education (the “Recommended Catalogue”), the Reading Guidance Catalogue for Primary and Secondary School Students (the “Reading Guidance Catalogue”), the Core Catalogue for Primary and Secondary School Libraries (Rooms) (the “Core Catalogue”), and other book products suitable for reading and library/equipment use in primary and secondary schools.

2. Quantity and Price

The details of the varieties, quantities, settlement ratio and other particulars of the books purchased by Party B from Party A shall be subject to a valid Order List separately confirmed by Party A and Party B. For purchases made by Party B through Party A’s online platform, the Order List generated online shall prevail.

3. Quality Specifications

Party A warrants that the books sold by it comply with relevant national product-quality requirements, that all books are genuine, and that there are no disputes over copyright.

If any books purchased by Party B have printing/binding defects such as reversed pages or damage, Party A shall be responsible for replacement. Once the books have been shipped, returns shall not be accepted, except as otherwise provided herein.

Other: /.

4. Delivery and Acceptance

Delivery method. After consultation, the parties selected “delivery to destination”: Party A shall deliver the goods to the location designated by Party B, Party B shall inspect and confirm acceptance, and the risk before delivery shall be borne by Party A while the risk after delivery shall be borne by Party B. The other delivery options listed in the contract, including self-pickup and freight collect, were not selected.

Transfer of ownership. Party B shall be deemed to have fulfilled its payment obligation only after Party A has received the full payment. Before Party A receives the full payment, Party A shall retain ownership of the delivered goods. For all books for which payment has not been fully settled by Party B, ownership shall belong to Party A and Party B shall have the obligation to properly keep such books on behalf of Party A.

Acceptance of goods. Where the “delivery to destination” method is selected, when Party A delivers the goods to Party B’s designated location by itself or through a third-party carrier, Party B shall inspect and accept the quantity of paper books and the appearance of packaging at the site, and shall sign the freight documents provided by the third-party logistics provider to confirm receipt.

A receipt document bearing Party B’s seal or the signature of Party B’s staff member, or confirmation of receipt through the online procurement system, regardless of the manner in which it is returned to Party A, shall be deemed to confirm that Party A has delivered the goods, and Party A shall no longer bear responsibility for risks such as damage to or loss of the books. If Party B fails to sign for the goods for more than seven (7) working days after arrival, Party B shall be deemed to have confirmed receipt. After Party B signs for the logistics delivery, if Party B does not raise written objections regarding quality issues of the paper books within seven (7) working days from the date of receipt (calculated from the date of arrival), Party B shall be deemed to have accepted the goods as qualified. Party B may not use the books without acceptance; otherwise Party B shall be deemed to have accepted the books as qualified.

Objections upon acceptance. If Party B discovers any issue with the paper books during acceptance, including inconsistency between the received goods and the delivery list, abnormal or damaged packaging, or damage to publications, Party B shall take photographs on site as evidence. Party B shall contact Party A’s customer service within two (2) working days to notify and inquire, so that Party A may supplement or replace the paper books. The parties may also negotiate and, based on the severity of the issue, handle the matter by applying a discount to the payment or other means.

Substitution of titles. If there is any material change in Party A’s supply of the book titles purchased by Party B, Party A shall notify Party B. After obtaining Party B’s consent, Party A may make appropriate adjustments using products of equivalent value and shall ensure book quality.

Other: /.

5. Payment and Settlement

Settlement of goods. Settlement shall be made according to the actual facts based on the quantities, settlement ratio and amounts stated in the Receipt Confirmation, the actual delivery list, or the online procurement system, as signed or sealed by both parties.

Contract amount. The option selected under this Contract is “multi-batch sales.” The specific amount shall be subject to the Order List for each batch. The “single-batch sales” option was not selected.

Payment method. The option selected under this Contract is “delivery first, payment later; credit-sale settlement.” The credit period for payment for each batch of books under each Order List shall be one hundred eighty (180) days (calendar days). The credit-sale limit shall not be less than the amount stated in the corresponding Order List. Party B shall pay the full book payment for that batch in one lump sum on the expiry date of the credit-sale period.

During the credit-sale period, any portion of payment exceeding Party B’s credit-sale limit shall be settled on a cash basis (i.e., Party B shall pay cash first, and Party A shall then deliver the goods). Before the book payments that are due upon expiry of the credit-sale period or that exceed the credit-sale limit have been fully settled, Party A shall no longer deliver books to Party B on credit.

Invoices. Party A shall issue valid and lawful invoices to Party B within five (5) working days after receipt of Party B’s written notice, oral notice, or Party B’s payment. Invoice information: Company name: Nanjing Fanshufang Culture Technology Co., Ltd.; Taxpayer identification number: X.

Party A’s payment receiving information: Account name: Jiangxi Huizuoye Education Technology Co., Ltd.; Bank: Bank of Communications, Nanchang Hongdu North Avenue Sub-branch; Bank account: X.

6. Liability for Breach

If either party breaches this Contract, after written notice from the non-breaching party, the breaching party shall immediately correct its breach within a reasonable period specified in the non-breaching party’s written notice, and shall compensate the non-breaching party for economic losses caused by such breach. If, after notice from the non-breaching party, the breaching party fails to correct or refuses to correct the breach within a reasonable period, or if the breach cannot be corrected or constitutes a fundamental breach, the non-breaching party shall have the right to terminate this Contract, and the breaching party shall pay liquidated damages equal to ten percent (10%) of the total amount of this Contract. If the liquidated damages are insufficient to compensate for losses, the breaching party shall additionally compensate the difference between all losses suffered by the non-breaching party and the liquidated damages.

If Party B fails to take delivery of the goods within the delivery period agreed in this Contract, Party B shall pay Party A liquidated damages at the rate of 0.3% per day of the amount of delayed receipt, and Party A shall have the right to terminate this Contract and dispose of the goods itself. Party B shall also compensate Party A for actual losses arising therefrom. If Party B fails to pay after the credit-sale period expires, Party B shall pay liquidated damages at the rate of 0.3% per day of the amount due, capped at the total amount of the corresponding Order List.

If Party A fails to deliver the goods within the time agreed in this Contract, Party A shall pay Party B liquidated damages at the rate of 0.3% per day of the amount of delayed delivery.

If Party A is unable to deliver on time due to transportation, force majeure or government control reasons, Party A shall not be liable for breach.

Other: /.

7. Cooperation Term

The cooperation term shall be one (1) year, from June 5, 2026 to June 4, 2027.

8. Force Majeure

If statutory force majeure causes either party or both parties to be unable to perform this Contract in whole or in part, the party affected by force majeure shall not be liable to the other party for breach, provided that such party shall promptly notify the other party of the occurrence of force majeure and submit lawful supporting materials for the force majeure event.

If, after the force majeure circumstance disappears, it remains necessary to perform this Contract and the conditions for continuing performance exist, the parties shall continue to perform this Contract.

If the force majeure results in this Contract no longer needing to be performed or being incapable of further performance, either party may propose to terminate this Contract, and neither party shall bear liability for breach.

For purposes of this clause, force majeure means objective circumstances that cannot be foreseen, avoided and overcome by human efforts, including but not limited to earthquakes, typhoons, floods, fires, wars, major infectious diseases, government orders, policy changes and similar factors.

9. Dispute Resolution

Any dispute arising from the performance of this Agreement by the parties shall be resolved through consultation. If consultation fails, either party may file a lawsuit with the people’s court at the place where Party A is located.

10. Notices and Service

Notices and documents such as orders issued by either party for the performance of rights and obligations under this Contract shall be sent by mail, email, instant messaging tool or other means. Any change in a party’s notice or communication address or account shall be notified to the other party in writing five (5) working days in advance. A party that fails to timely perform its notice obligation shall bear any adverse consequences.

11. Miscellaneous

This Contract shall take effect upon being sealed by Party A and Party B. It shall be made in two original counterparts, with each party holding one counterpart, each having equal legal effect.

Matters not covered herein shall be addressed by a supplemental agreement signed by the parties.

The Order List, Receipt Confirmation or supplemental contracts separately signed by Party A and Party B, or generated by the online ordering system, shall constitute inseparable parts of this Contract, together with this Contract shall constitute the entire agreement, and shall have equal legal effect with this Contract.

Signature Page

Party A / Supplier	Party B / Purchaser
Jiangxi Huizuoye Education Technology Co., Ltd. [Company seal affixed] Legal representative or authorized representative: [signature/stamp affixed] Date of signing: June 5, 2026	Nanjing Fanshufang Culture Technology Co., Ltd. [Company seal affixed] Legal representative or authorized representative: [signature affixed] Date of signing: June 5, 2026

Schedule A

Order List

Item	English Translation
Book Sales Contract No.	FSF-HT2026-001
Order Batch No.	FSF-HT2026-001-001
Party A / Supplier	Jiangxi Huizuoye Education Technology Co., Ltd.; Contact: Zhao Cong; Telephone: 0791-88112229
Party B / Purchaser	Nanjing Fanshufang Culture Technology Co., Ltd.; Contact: Wei Bowen; Telephone: 15380832044
Total Quantity	495,000
Aggregate List Price / Cover Price Amount (码洋)	RMB 20,018,100.00
Settlement Ratio / Discount Column (折扣)	0.408 / 40.8%
Net Settlement Amount (实洋)	RMB 8,167,384.80
Order Date	June 5, 2026
Agreed Arrival Date	Before July 1, 2026
Delivery Address	Chuangqu Tiandi, Building 3, Tongteng Entrepreneurship Park, No. 98 Suyuan Avenue, Jiangning District, Nanjing
Contact / Telephone	Xiao Buyu; 18005233331

Line-item schedule: The original Order List contains 165 itemized book entries. Each line item sets forth the serial number, ISBN/book number, book title, publisher, list price, quantity, aggregate list price amount, settlement ratio/discount column and net settlement amount. The aggregate totals above are the totals shown on the Order List.

Column headings in the original Order List are translated as follows:

Serial No.	ISBN / Book Number	Book Title	Publisher	List Price	Quantity	Aggregate List Price / Cover Price Amount	Settlement Ratio / Discount Column	Net Settlement Amount

Schedule B

Receipt Confirmation

Book Sales Contract FSF-HT2026-001

Party	Details
Party A / Supplier	Jiangxi Huizuoye Education Technology Co., Ltd.; Contact: Zhao Cong; Telephone: 0791-88112229
Party B / Purchaser	Nanjing Fanshufang Culture Technology Co., Ltd.; Contact: Wei Bowen; Telephone: 15380832044

All books under the Book Sales Contract Order List signed by Party A and Party B (order batch number: FSF-HT2026-001-001) have been inspected and accepted. There are no issues of excess delivery, short delivery, shortage, damage or similar matters. The receipt and acceptance status is hereby confirmed.

Ordered Quantity	Ordered List Price Amount	Actual Received Quantity	Actual Received List Price Amount	Settlement Ratio / Discount Column	Net Settlement Amount
495,000	RMB 20,018,100.00	495,000	RMB 20,018,100.00	0.408	RMB 8,167,384.80

Total settlement payment amount (net settlement amount): RMB 8,167,384.80; amount in words: RMB Eight Million One Hundred Sixty-Seven Thousand Three Hundred Eighty-Four and Eight Jiao Only.

This Receipt Confirmation shall be made in two original counterparts, shall take effect from the date on which Party A and Party B affix their seals, and each party shall hold one counterpart, each having equal legal effect.

Party A / Seal: Jiangxi Huizuoye Education Technology Co., Ltd. [company seal affixed]; Contact signature/stamp: Zhao Cong; Date: June 8, 2026.

Party B / Seal: Nanjing Fanshufang Culture Technology Co., Ltd. [company seal affixed]; Contact signature: [signature affixed]; Date: June 8, 2026.